Exhibit 10.20

FIRST AMENDMENT TO ROPER TECHNOLOGIES, INC.
2016 INCENTIVE PLAN

This First Amendment to the Roper Technologies, Inc. 2016 Incentive Plan (the "Plan") is made effective on November 16, 2016.

In order to clarify the limited number of individuals who may qualify for the provisions associated with Retirement prior to age 65, Article 2, Section 2.1(jj) of the Plan (and any corresponding definition in any predecessor equity plan) shall be amended by deleting the words "other retirement program" and replacing them with the words "deferred compensation plan in which the Participant participates at the time of such Retirement."

All other terms and conditions of the Plan shall remain in full force and effect.

/s/ John K. Stipancich
John K. Stipancich
Corporate Secretary